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EXHIBIT 21

LIST OF SUBSIDIARIES OF THE REGISTRANT

NAME OF SUBSIDIARY	STATE OR JURISDICTION OF INCORPORATION	D/B/A
Home Depot U.S.A., Inc.	Delaware	The Home Depot EXPO Design Center The Home Depot At-Home Services The Home Depot Landscape Supply The Home Depot Floor Store
HD Development of Maryland, Inc.	Maryland	(Not applicable)

Certain subsidiaries were omitted pursuant to Item 601(21)(ii) of Regulation S-K under the Securities Act of 1934, as amended.

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LIST OF SUBSIDIARIES OF THE REGISTRANT